Exhibit 99.1

November 13, 2019

Dear Shareholder:

Financial results so far year-to-date are beating our expectations and reflect a lot of hard work on the behalf of our dedicated staff as they continue working together to fulfill our mission.

We are pleased to report to you that net income for the first nine months of 2019 was $2.6 million, as compared to $1.3 million for the same nine month period in 2018.   This equates to $2.2 million in net income available to common shareholders or $0.31 cents per share, compared to $961 thousand in net income available to common shareholders or $0.13 per share that we reported in 2018 for the same period.   This represents an earnings growth of 138% in income per share year-to-date compared to the first nine of months of 2018.

In these times of global economic anxieties and trade disruptions that have put pressure on bank margins, we benefited from strong noninterest income sources.  Our mortgage division production increased in the third quarter with the decline in rates and our wealth management division continued to grow its assets under management, both of which improves net income.  Additionally, service charges and credit card fee income continue to achieve new highs due to growth in our business and consumer customer relationships.

Our balance sheet continues to grow and leverage the fixed costs of new investments in technology, product offerings and our expansion into Mecklenburg County. We successfully completed an oversubscribed reissuance of $9.9 million of Junior Subordinated Debt at 5.25%, providing growth capital to your Company as well as providing an option for investors to put their money back to work in their local economies.  Our loan production goals have been reached, although somewhat offset by unexpected pay-downs in the commercial portfolio. Two key additions to the staff were also accomplished in the third quarter, a  new commercial loan executive to lead our expansion in the Charlotte market focusing on developing business relationships and a new community development banker with expertise in home mortgage counseling to help us better address the home mortgage needs of our communities.   We have momentum and good energy with our team which has contributed to Uwharrie Capital Corp (OTC: UWHR) and its subsidiary, Uwharrie Bank, reporting consolidated total assets of $661 million at September 30, 2019, versus $637 million at September 30, 2018.

Our capital has benefited from increased earnings, as well as price appreciation of our bond portfolio, which increased the book value of Uwharrie Capital Corp common stock to $5.48 per share as of September 30, 2019. The current over-the-counter trading price of Uwharrie Capital Corp stock is below the current book value indicating that it is undervalued. Management has taken advantage of this opportunity and repurchased 2.16% of outstanding shares year-to-date, further increasing value to shareholders. We believe the current price-to-book ratio indicates an attractive buying opportunity of our stock.

As a result of this continuing progress of your company, your Board of Directors has declared a 2% stock dividend.  All shareholders of record on November 25, 2019, will receive the dividend payable on December 9, 2019.  The stock dividend will be paid electronically via book-entry (no stock certificates will be issued).  Once again, we chose to pay a stock dividend as opposed to cash to provide our shareholders with options to suit their needs.  Those shareholders still in peak earning years have the option of holding the dividend shares, which defers income, and paying taxes in later years at the lower capital gains rate.  For our shareholders desiring current income, these new shares can be sold for cash.  The stock dividend gives you the shareholder the option of deciding when you want to recognize the income and whether you pay ordinary income tax or capital gains.  If you wish to buy or sell shares, please contact our Investor Relations department and we can facilitate the transactions.   Shareholders are also reminded to turn in all stock certificates from prior years (which are still valid) for exchange to electronic form.  Our Investor Relations team can also assist you with this process (704-982-4415).

Historically, we have enclosed our community calendar in our third quarter mailing.  With the proliferation of smart phones, demand of our printed calendars has waned and we have chosen not to continue with the calendar this year. Instead we will redeploy those dollars spent to support the community calendars of various non-profits and agencies that provide much needed services to our communities.

We have had a great year so far, made possible by great associates, customers and shareholders.  We are accomplishing our strategic goals, which will continue to assure our relevance and long-term success and for that, we are thankful.

May your holiday season be blessed and we look forward to serving you and the needs of our communities in the year to come.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may," ”could," ”should,” “would,” “believe," ”anticipate," "estimate," "expect," “intend,” ”plan,” ”projects," ”outlook," or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	September 30,	September 30,
(Amounts in thousands except share and per share data)	2019	2018

Assets
Cash and due from banks	$5,003	$6,629
Interest-earning deposits with banks	141,926	110,097
Securities available for sale	92,538	92,471
Securities held to maturity (fair value $10,533 and $10,728, respectively)	10,461	10,871
Loans held for sale	3,240	1,946
Loans held for investment	369,475	377,738
Less: Allowance for loan losses	2,071	2,365
Net loans held for investment	367,404	375,373
Interest receivable	1,510	1,681
Premises and equipment, net	16,733	14,849
Restricted stock	1,144	1,094
Bank-owned life insurance	8,758	8,642
Other real estate owned	718	1,086
Other assets	11,424	12,651
Total assets	$660,859	$637,390

Liabilities
Deposits:
Demand, noninterest-bearing	$149,835	$137,203
Interest checking and money market accounts	265,903	322,730
Savings accounts	57,018	56,802
Time deposits, $250,000 and over	57,649	6,848
Other time deposits	58,848	49,959
Total deposits	589,253	573,542
Interest payable	53	12
Short-term borrowed funds	503	1,305
Long-term debt	10,360	9,934
Other liabilities	11,783	8,888
Total liabilities	611,952	593,681

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
6,975,734 and 7,019,604 shares, respectively.
Book value per share $5.48 in 2019 and $4.59 in 2018 (1)	8,720	8,774
Additional paid-in capital	12,323	12,414
Undivided profits	16,608	14,198
Accumulated other comprehensive income (loss)	601	(2,332)
Total Uwharrie Capital Corp shareholders' equity	38,252	33,054
Noncontrolling interest	10,655	10,655
Total shareholders' equity	48,907	43,709
Total liabilities and shareholders' equity	$660,859	$637,390

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2018.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in thousands except share and per share data)	2019	2018	2019	2018

Interest Income
Interest and fees on loans	$4,840	$4,680	$14,242	$13,405
Interest on investment securities	532	435	1,518	1,430
Interest-earning deposits with banks and federal funds sold	678	539	2,158	1,181
Total interest income	6,050	5,654	17,918	16,016

Interest Expense
Interest paid on deposits	811	372	2,170	858
Interest paid on borrowed funds	147	143	440	423
Total interest expense	958	515	2,610	1,281

Net Interest Income	5,092	5,139	15,308	14,735
Provision for (recovery of) loan losses	(80)	(24)	(508)	92
Net interest income after provision for (recovery of)
for loan losses	5,172	5,163	15,816	14,643

Noninterest Income
Service charges on deposit accounts	335	292	1,003	865
Interchange and card transaction fees	229	190	627	476
Other service fees and commissions	658	650	1,987	1,940
Income from mortgage loan sales	1,197	730	2,776	2,261
Other income	169	119	150	504
Total noninterest income	2,588	1,981	6,543	6,046

Noninterest Expense
Salaries and employee benefits	4,284	4,074	12,669	12,141
Occupancy expense	422	447	1,245	1,207
Equipment expense	187	220	546	555
Data processing	163	206	557	739
Other operating expenses	1,541	1,442	4,078	4,455
Total noninterest expense	6,597	6,389	19,095	19,097

Income before income taxes	1,163	755	3,264	1,592
Provision for income taxes	195	112	655	248
Net Income	$968	$643	$2,609	$1,344

Consolidated net income	$968	$643	$2,609	$1,344
Less: Net income attributable to noncontrolling interest	(142)	(144)	(422)	(428)
Net income attributable to Uwharrie Capital Corp and common shareholders	$826	$499	$2,187	$916
Net Income Per Common Share (1)
Basic	$0.12	$0.07	$0.31	$0.13
Assuming dilution	$0.12	$0.07	$0.31	$0.13
Weighted Average Common Shares Outstanding (1)
Basic	7,041,505	7,237,022	7,087,176	7,246,938
Assuming dilution	7,041,505	7,237,022	7,087,176	7,246,938